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                                                                    EXHIBIT 10.4

                   NON-COMPETITION/NON-SOLICITATION AGREEMENT

      This Non-Competition/Non-Solicitation Agreement (this "Agreement") is entered into by and between FRONTIER BANK ("Frontier") and DUANE M. OORD ("Oord") (collectively referred to as "the Parties") and takes effect on the Effective Date of the Merger of Frontier and NorthStar Bank("NorthStar").

      WHEREAS, Frontier Financial Corporation and NorthStar Financial Corporation are entering into an Agreement and Plan of Mergers ("the Merger Agreement"), pursuant to which NorthStar Financial Corporation will be merged into Frontier Financial Corporation and NorthStar Bank will be merged into Frontier Bank (the "Merger"); and

      WHEREAS, Oord is currently employed as Executive Vice President and Chief Lending Officer of NorthStar and has knowledge of certain confidential information of NorthStar, and Frontier is executing the Merger Agreement conditioned upon Oord's agreement not to compete with Frontier in King County, Washington, and not to solicit employees and customers of Frontier (including the customers of NorthStar who become customers of Frontier following the Merger), for a specified period of time following the Merger, all as further described below; and

      WHEREAS, Frontier has made an offer of employment to Oord to commence upon completion of the Merger, and Oord has indicated his intent to accept such offer:

      NOW THEREFORE, Frontier and Oord agree as follows:

      1. EFFECTIVE DATE. This Agreement shall become effective on the Effective Date of the Merger Agreement (the "Effective Date").

      2. PRIOR AGREEMENTS. By entering into this Agreement, Oord does not relinquish any rights to payments or benefits of any kind pursuant to his Employment Agreement with NorthStar dated December 18, 2003 as amended by Amendment No, 1 dated June 16, 2005, which shall terminate on the Effective Date and upon payment by NorthStar of the benefits due thereunder.

      3. NON-COMPETITION/NON-SOLICITATION. In consideration for this Agreement and to protect the business and good will purchased by Frontier, Oord agrees that he will not, by himself or through associates, agents, employees, or others, directly or indirectly, do any of the following for a two-year period commencing on the first day after the Effective Date:

            a. Act as an employee or in any other capacity of any bank holding company or financial holding company, state or national bank, state or federal savings and loan association, mutual savings bank, or state or federal credit union, trust company or mortgage company (including without limitation, any start-up financial institution, trust company or mortgage company) ("Financial Institution") located in King County, or have any responsibilities for a Financial Institution's operations within King County, Washington; or .

            b. Become involved with, or serve, directly or indirectly, a Financial Institution headquartered in King County in any manner, including, without limitation, as a

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shareholder, member, partner, director, officer, manager, investor, organizer,
"founder," employee, consultant, or agent; provided, however, that Oord may acquire and passively own an interest not exceeding 2% of the total equity interest in any Financial Institution headquartered in King County; or

            c. Directly or indirectly, solicit or attempt to solicit: (1) any employees of Frontier, or any of Frontier's subsidiaries, to leave their employment, or (2) any customers of Frontier, or any of Frontier's subsidiaries, to remove their business from Frontier. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications.

      4. NO EMPLOYEE CONTRACT RIGHTS. Nothing contained in this Agreement shall be construed to abrogate, limit or affect the powers, rights and privileges of Frontier to remove Oord as an employee of Frontier, with or without the cause.

      5.    ENFORCEMENT OF NON-COMPETITION/NON-SOLICITATION COVENANTS.

            a. Frontier and Oord stipulate that, in light of all of the facts and circumstances of the relationship between Frontier and Oord, the agreements referred to in paragraph 3 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Frontier's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Frontier and Oord request the court to reform these provisions to restrict Oord's use of confidential information and Oord's ability to compete with Frontier to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

            b. Oord acknowledges that Frontier will suffer immediate and irreparable harm that will not be compensable by damages alone, if Oord repudiates or breaches any of the provisions of paragraph 3 or threatens or attempts to do so. For this reason, under these circumstances, Frontier, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and Frontier will not be required to post a bond as a condition for the granting of this relief.

      6.    ARBITRATION.

            a. Arbitration. At either Party's request, the Parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision

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naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

            b. Governing Law. All proceedings will be held at a place designated by the arbitrator in King County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

            c. Exception to Arbitration. Notwithstanding the above, if Oord violates paragraph 3 above, Frontier will have the right to initiate the court proceedings described in paragraph 5.b above, in lieu of an arbitration proceeding under this paragraph 6. Frontier may initiate these proceedings wherever appropriate within Washington state; but Oord will consent to venue and jurisdiction in King County, Washington.

      7. ADEQUATE CONSIDERATION. Oord specifically acknowledges the receipt of adequate consideration for the covenants contained in paragraph 3 above and that Frontier is entitled to require him to comply with said paragraph 3, which paragraph will survive termination of this Agreement. Oord represents that if his employment is terminated, whether voluntarily or involuntarily, he has the experience and capabilities sufficient to enable him to obtain employment in areas which do not violate this Agreement, and that Frontier's enforcement of a remedy by way of injunction will not prevent Oord from earning a livelihood.

      8.    MISCELLANEOUS PROVISIONS.

            a. Defined Terms. Capitalized terms used as defined terms, but not defined in this Agreement, will have the meanings assigned to those terms in the Merger Agreement.

            b. Entire Agreement. This Agreement constitutes the entire understanding between the Parties concerning its subject matter and supersedes all prior agreements.

            c. Independent Legal Counsel. Oord acknowledges that he has had the opportunity to review and consult with his own personal legal counsel regarding this Agreement.

            d. Binding Effect. This Agreement will bind and inure to the benefit of Frontier's and Oord's heirs, legal representatives, successors and assigns.

            e. Litigation Expenses. If either Party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this Party will be entitled to reimbursement from the other Party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

            f. Waiver. No waiver of any term, condition or provision shall be effective for any purpose whatsoever unless such waiver is in writing and signed by the Parties.

            g. Amendment. The Parties may not modify or amend this Agreement unless such amendment is in writing and is signed by the Parties.

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            h.    Severability. The provisions of this Agreement are severable.
The invalidity of any provision will not affect the validity of other provisions of this Agreement.

            i. Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered personally or by certified mail, postage prepaid, addressed to Frontier or to Oord at their last known address.

            j. Governing Law. All proceedings will be held at a place designated by the arbitrator in King County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

            k. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

      IN WITNESS WHEREOF, the undersigned have set their hands as of the date first written above.

FRONTIER BANK

By: /s/ John Dickson                       /s/ DUANE M. OORD
    --------------------------------       -------------------------------------
    John Dickson, CEO                      DUANE M. OORD

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